SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) February 28, 2005

Strategic Hotel Capital, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-32223	33-1082757
(Commission File Number)	(I.R.S. Employer Identification No.)

77 West Wacker Drive, Suite 4600 Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

(312) 658-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 28, 2005, Strategic Hotel Capital, Inc. (NYSE: SLH) announced it signed an agreement to acquire an 85% controlling interest in the InterContinental hotels in Chicago and Miami with a combined room count of 1,448 for an agreed upon aggregate value of $303.5 million, or a price of $210,000 per room. The acquisition, which is expected to close in April, remains subject to customary closing conditions.

The completely renovated 807-room InterContinental Chicago, located in the heart of the Magnificent Mile shopping district, is an historic luxury property in the third most populated metropolitan area in the nation. The hotel consists of two towers, the 42-story historic tower and the 26-story main tower, and features 42,000 square feet of function space, including six historic ballrooms and 30 state-of-the-art meeting rooms.

The 641-room InterContinental Miami rises 34 stories above Biscayne Bay in the Central Business District of Miami. The luxury property is located on 3.6 acres of the Miami Centre, a prominent office and hotel complex in the core of Miami’s downtown, and features 65,000 square feet of meeting space, a state-of-the-art fitness center and other high-end amenities, including three restaurants.

Each hotel will be held in a partnership in which Strategic Hotel Capital will own a controlling 85% interest with InterContinental Hotels (“IHG”) holding the remaining 15%. Through its partnership agreements with IHG, Strategic Hotel Capital will be entitled to receive a non-cumulative preferred return of 8% on its total investment of $263.5 million, less Strategic Hotel Capital’s 85% share of the partnership’s debt service obligations. The investment of $263.5 million includes the company’s proportionate share of the cost of the properties, closing costs, and initial capital expenditures. After Strategic Hotel Capital receives its preferred return, IHG is entitled to receive a non-cumulative preferred return of 8% on its investment. Thereafter Strategic Hotel Capital and IHG will share proportionate to their respective ownership interests in the partnership returns. Strategic Hotel Capital’s investment is expected to be financed through a combination of debt and equity financing as market conditions permit.

Laurence Geller, CEO of Strategic Hotel Capital, commented, “These acquisitions are well-aligned with our core investment strategy, and we are very enthusiastic about the quality of assets and their potential opportunities. Both properties provide our asset management team with avenues to add substantial value to well-located urban hotels in growing markets with multiple demand generators. We are also fortunate to be able to strengthen a key strategic relationship with InterContinental Hotels, which also manages our InterContinental Hotel Praha – Prague, Czech Republic.”

Item 7.01. Regulation FD Disclosure.

The company anticipates that the acquisition will be accretive to earnings beginning with the second quarter of 2005, and forecasts a combined 12-month property EBITDA of $25 million to $27 million. The expected 9-month 2005 property EBITDA is forecasted to be in the range of $19 million to $21 million.

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The company will hold a conference call to discuss fourth quarter 2004 and full-year 2004 results, in addition to its 2005 guidance, on March 3, 2005 at 11:00 a.m. ET. Interested individuals are invited to listen to the call by telephone at 800-289-0569. To participate on the webcast, log on to www.shci.com or www.fulldisclosure.com 15 minutes before the call to download the necessary software.

This report contains forward-looking statements about Strategic Hotel Capital, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties that could cause the actual results to differ materially, including but not limited to the following: availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. A copy of the Contribution Agreements related to the acquisitions reported in Item 1.01 hereof have been filed as an exhibit to this report and are incorporated by reference herein.

Exhibit No.	Description
10.1	Contribution Agreement, dated as of February 28, 2005, by and between Inter-Continental Florida Limited Partnership, Inter-Continental Florida Partner Corp., Inter-Continental Florida Investment Corp., IHG Management (Maryland) LLC, and SHC Chopin Plaza Holdings, LLC.

10.2	Contribution Agreement, dated as of February 28, 2005, by and between CIMS Limited Partnership, Illinois Hotels Corp., InterContinental Hotels Group Operating Corp., IHG Management (Maryland) LLC, and SHC Michigan Avenue Holdings, LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC HOTEL CAPITAL, INC.

March 2, 2005	By:	/s/ Monte J. Huber
	Name:	Monte J. Huber
	Title:	Vice President, Controller and Treasurer

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